Exhibit 99.2
jcpenney Announces Consummation of $2.25 Billion Term Loan and
Initial Settlement of its Tender Offer and Consent Solicitation

 Size of Term Loan Increased from Initial $1.75 Billion Commitment

PLANO, Texas (May 22, 2013) – J. C. Penney Company, Inc. (NYSE: JCP) (the “Company”) announced today that its wholly owned subsidiary, J. C. Penney Corporation, Inc. (“JCP”), has entered into a new five-year $2.25 billion senior secured term loan credit facility.  The size of the facility was increased from the $1.75 billion anticipated in the commitment letter the Company announced on April 29, 2013. Proceeds of the term loan credit facility will be used to finance the cash tender offer for the Notes (as defined and described in more detail below) and to fund ongoing working capital requirements and other general corporate purposes.  The term loan credit facility is guaranteed by the Company and certain subsidiaries of JCP, and is secured by mortgages on certain real estate of JCP and the guarantors, in addition to substantially all other assets of JCP and the guarantors.

Chief Financial Officer Ken Hannah said,  “We are extremely pleased with the consummation of our term loan and the success of our tender offer. We appreciate the strong demand from investors and their confidence in jcpenney’s future. This new funding gives us the financial flexibility to pursue our plans to put the Company back on a path to profitable growth. ”

Goldman Sachs Bank USA was the lead arranger of the term loan credit facility, with Barclays, J.P. Morgan Securities LLC, BofA Merrill Lynch and UBS Securities LLC serving as the other joint arrangers.

The Company also announced today that JCP amended its revolving credit facility to increase the amount of additional first and second lien indebtedness that it can incur to $2.25 billion, which permits the borrowing of the loans under the new term loan credit facility.  Pricing and maturity terms under the revolving credit facility remain unchanged.

Initial Settlement of Tender Offer and Consent Solicitation

The Company, as co-obligor on the Notes, and JCP, as issuer of the Notes, announced today the acceptance for purchase and payment (the “Initial Settlement”) of all of the $242,782,000 in aggregate principal amount of JCP’s 7 1/8% Debentures Due 2023 (CUSIP No. 708160 BE5) (the “Notes”) validly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on May 20, 2013 (the “Consent Expiration”), pursuant to JCP’s previously announced cash tender offer for the Notes and related solicitation of consents to certain proposed amendments to the indenture, as amended and supplemented, governing the Notes (the "Indenture") to eliminate most of the restrictive covenants and certain events of default and other provisions in the Indenture (the "Indenture Amendments").  Payment of the tendered Notes pursuant to the Initial Settlement was made today and holders who validly tendered (and did not validly withdraw) their Notes prior to the Consent Expiration received a total consideration equal to $1,450 per $1,000 principal amount of the Notes, which included a consent payment of $50 for each $1,000 principal amount of the Notes, plus accrued and unpaid interest to, but not including, the applicable payment date for the Notes.

As previously announced, upon receipt of the requisite consents from holders of the Notes, JCP, the Company and Wilmington Trust, National Association, the successor trustee under the Indenture, executed a supplemental indenture (the “Supplemental Indenture”) to the Indenture to effect the Indenture Amendments.  Pursuant to the terms of the Supplemental Indenture, the Supplemental Indenture became effective upon execution, and the Indenture Amendments became operative upon the Initial Settlement.  Notes outstanding following the Initial Settlement are subject to the terms of the Supplemental Indenture even if the holders of such Notes did not consent to the Indenture Amendments.

The tender offer will expire at 11:59 p.m., New York City time, on June 4, 2013, unless extended or terminated (such date and time, as the same may be extended or earlier terminated, the "Expiration Time").  Holders who tender their Notes after the Consent Expiration, but before the Expiration Time, will be eligible to receive $1,400 per $1,000 principal amount of the Notes, plus accrued and unpaid interest to, but not including, the applicable payment date for the Notes.

Goldman, Sachs & Co. is acting as dealer manager and solicitation agent for the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 902-5183 (collect).

D.F. King & Co., Inc. is acting as tender and information agent for the tender offer and consent solicitation. Requests for copies of the tender offer documents may be directed to D.F. King & Co., Inc. at (212) 269-5550 (banks and brokers) or (800) 290-6427 (toll-free).

This press release is for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any Notes. The tender offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. No recommendation is made as to whether or not holders of Notes should tender their Notes pursuant to the tender offer. The tender offer is being made solely pursuant to the tender offer documents, which more fully set forth and govern the terms and conditions of the tender offer. The tender offer documents contain important information and should be read carefully before any decision is made with respect to the tender offer.

For further information:

Investor Relations: (972) 431.5500
jcpinvestorrelations@jcpenney.com

Media Relations: (972) 431.3400
jcpcorpcomm@jcpenney.com

Corporate Website
ir.jcpenney.com

This release may contain forward-looking statements. Such forward-looking statements, which reflect the Company’s current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company’s actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, the success of our transformation, the impact of changes designed to transform our business, competition and promotional activities, changes in merchandise styles and trends, changes in store traffic trends, maintaining an appropriate mix and level of inventory, the implementation of our new store layout, the availability of internal and external sources of liquidity, our failure to retain, attract and motivate our employees, the reduction and restructuring of our workforce, the impact of cost reduction initiatives, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, disruptions in our information technology systems or website, changes in our credit ratings, our failure to source and deliver merchandise in a timely and cost-effective manner, changes in our arrangements with our suppliers and vendors, restrictions under our revolving credit facility, potential asset impairment charges, risks associated with importing merchandise from foreign countries, economic and political conditions that impact consumer confidence and spending, the impact of holiday spending patterns and weather conditions, changes in federal, state or local laws and regulations, legal and regulatory proceedings, significant changes in discount rates, actual investment return on pension assets and other factors related to our qualified pension plan, the influence of our largest stockholders, the volatility of our stock price and our ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes. Please refer to the Company’s most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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